Exhibit 5.1




December 11, 1996






Graco Inc.
4050 Olson Memorial Highway
Golden Valley, Minnesota  55422-5332



To Whom it May Concern:

I am a member of the bar of the State of Minnesota and Vice President, General Counsel and Secretary of Graco Inc. (the "Company"). Reference is made to the Registration Statement on Form S-8 that the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 1,000,000 shares of Common Stock, $1.00 par value, of the Company, pursuant to the Graco Inc. Long Term Stock Incentive Plan (the "Plan"). I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

I am of the opinion that the shares of Common Stock to be issued upon exercise of stock options granted pursuant to the Plan or issued as restricted share awards pursuant to the Plan, will be legally issued, fully paid and nonassessable, provided (i) the value received by the Company is at least equal to the par value of the shares of Common Stock and (ii) the Registration Statement, as then amended, shall have become and remains effective under the Securities Act of 1933, as amended.

I  consent  to  the  use of  this  opinion  as an  exhibit  to the  Registration
Statement.

Very truly yours,



/s/Robert M. Mattison
Robert M. Mattison
Vice President, General Counsel
     and Secretary

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